NEWCASTLE INVESTMENT CORP.




Contact:                                               FOR IMMEDIATE RELEASE

Lilly H. Donohue
Director of Investor Relations
212-798-6118

                    Newcastle Announces Third Quarter Results
                    -----------------------------------------

Highlights

- Issued 4.6 million shares of common stock at $20.35 per share in July 2003, raising net proceeds of approximately $89 million.
- FFO of $13.9 million, or $0.51 per diluted common share, for the third quarter 2003 as compared to $12.6 million, or $0.53 per diluted common share, for the second quarter 2003.
- Income available for common stockholders of $13.2 million, or $0.48 per diluted common share, for the third quarter 2003, as compared to $11.9 million, or $0.50 per diluted common share, for the second quarter 2003.
- FFO return on average invested common equity was 15.7% for the three months ended September 30, 2003.
-    Third quarter results included approximately $58 million invested in cash.
- Declared quarterly dividend of $0.50 per share of common stock for the third quarter 2003.
- Issued $460 million face amount of non-recourse debt through a collateralized bond obligation in September 2003.

New York, NY. October 29, 2003 - Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended September 30, 2003, Funds from Operations ("FFO") were $13.9 million. We generated a FFO return on average invested common equity of 15.7% for the third quarter 2003 and 16.2% for the nine months ended September 30, 2003. FFO represents net income to common stockholders, computed in accordance with GAAP, before depreciation.

For the three months ended September 30, 2003, income available for common stockholders was $13.2 million or $0.48 per diluted common share. For the quarter ended September 30, 2003, Newcastle declared a dividend of $0.50 per share of common stock.

Our GAAP common equity book value was $393.5 million at September 30, 2003 and increased from $310.8 million at June 30, 2003, primarily the result of the issuance of 4.6 million shares of common stock in July 2003. Total assets of $2.8 billion at September 30, 2003 increased from $2.3 billion at June 30, 2003 principally from the purchase of real estate securities.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.


Selected Financial Data
(in thousands)
                                                                    Three Months Ended         Nine Months Ended
                                                                    September 30, 2003        September 30, 2003
                                                                    ------------------        ------------------
Operating Data (Unaudited):
  Funds from operations                                                    $ 13,948                $ 38,201
  Income available for common stockholders                                 $ 13,183                $ 35,976

                                                                           As of
                                                                    September 30, 2003               As of
Balance Sheet Data:                                                     (Unaudited)            December 31, 2002
                                                                    ------------------         -----------------
  Real estate securities                                                  $ 2,117,278             $ 1,069,892
  Total assets                                                            $ 2,844,923             $ 1,572,567
  CBO bond obligations                                                    $ 1,792,503               $ 868,497
  Common stockholders' equity                                               $ 393,519               $ 284,241
  Preferred stock                                                            $ 62,500                       -

Supplemental Real Estate Securities Data as of
  September 30, 2003 (Unaudited):
Weighted average asset yield                                                                          6.60%
Weighted average liability cost                                                                       4.64%
Weighted average net spread                                                                           1.96%
Weighted average credit rating                                                                         BBB-
Weighted average asset credit spread                                                                  2.89%
Percentage investment grade                                                                             78%
Number of securities                                                                                    270


Capital Markets Activity

In July 2003, Newcastle issued 4.6 million shares of common stock raising net proceeds of approximately $89 million. The Company will use these proceeds to acquire real estate debt securities and other real estate related investments. Wesley R. Edens, Chairman and Chief Executive Officer, commented, "We had a solid quarter despite having cash on our balance sheet from our capital raise in July. We are well on our way to investing this cash by year end and the accretive effect to earnings should be fully realized in the first quarter of 2004."

In addition, Newcastle filed on October 9, 2003 a Form S-3 shelf registration statement with the Securities and Exchange Commission. The shelf registration allows the Company to issue various types of securities, such as common stock, preferred stock, depositary shares, debt securities and warrants, from time to time, up to an aggregate of $750 million. Such issuances would be subject to market conditions and Newcastle's capital needs.

In September 2003, Newcastle announced a $460 million face amount issuance of non-recourse debt to finance its fourth real estate securities portfolio. The financing included structural enhancements that enabled Newcastle to more efficiently access the capital markets and reduce our funding costs.

Real Estate Securities Investment Activity

During the third quarter 2003, Newcastle purchased or committed to purchase $350.0 million face amount of real estate securities. We also sold $58.1 million face amount of real estate securities for a net gain of $2.9 million during the third quarter 2003. Kenneth Riis, Newcastle's President, added, "As spreads for REIT debt securities have tightened, we have sold certain of these securities and reinvested in similar rated commercial mortgage backed securities at wider spreads."

As of September 30, 2003, our aggregate $2.1 billion real estate securities portfolio was well diversified with 270 securities of which 79% were fixed rate securities with a weighted average life of 7.6 years and the remaining 21% represented floating rate securities with a weighted average life of 2.5 years. The portfolio consisted of 65% commercial mortgage backed securities, 28% senior unsecured REIT debt and 7% asset backed securities. As of September 30, 2003, the average credit quality of our aggregate real estate securities portfolio was BBB- and 78% of the real estate securities were rated investment grade. Our average investment size was $7.1 million and our largest investment in a single security was $28.4 million. The weighted average credit spread was 2.89% as of September 30, 2003. The weighted average credit spread represents the yield premium on our securities over the comparable US Treasury rate or LIBOR.

The Company entered into an agreement with a major investment bank in October 2003 for the right to purchase commercial mortgage backed securities, REIT debt, real estate loans and asset backed securities for our next real estate securities portfolio which is targeted to be $500 million. Mr. Riis commented that, "As anticipated, our investment pipeline has been strong since quarter end. Domestic CMBS new issuance in the fourth quarter is expected to be approximately $20 billion, bringing the total for 2003 to $80 billion versus 2002 new issuance of $60 billion. In October alone, we have identified $300 million of potential investments."

Real Estate Securities Business

Our core business strategy is to invest in a diverse portfolio of moderately credit sensitive real estate debt securities. Our business model is to lock in the difference between the yield on our assets and the cost of our liabilities and optimize this difference, which we refer to as "net spread". We generally target securities rated "A" through "BB". Newcastle seeks to match fund these securities with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings, and to reduce the risk of refinancing our liabilities prior to the maturity of our assets. In addition, these financings are designed to give us the flexibility to manage our credit exposure. As of October 29, 2003, an immediate 100 basis point change in short term interest rates would affect our annual earnings by approximately $0.5 million.

Our real estate securities portfolio is financed to maturity through long term, match funded financings that are not callable as a result of changes in asset value. Accordingly, unless there is a material impairment in value that would result in a payment not being received on a security, changes in the book value of our portfolio will not affect our recurring earnings and our ability to pay a dividend, although they will result in changes to GAAP common equity book value. As of September 30, 2003, none of our owned securities had defaulted, and there have been no principal losses in our real estate securities portfolio to date. Mr. Riis stated, "The performance and asset quality of our securities portfolio remain solid. We believe it is critical to stay focused on the credit profile of our portfolio. Our systems are designed to enable us to review individual loans collateralizing our investment portfolio and monitor the performance of our assets."

Conference Call

Management will conduct a conference call on October 30, 2003 to review the Company's third quarter financial results for the period ended September 30, 2003. The conference call is scheduled for 4:30 P.M. eastern time. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 273-9890 ten minutes prior to the scheduled start of the call; please reference "Newcastle Third Quarter 2003 Earnings Call." International callers should dial (612) 332-0720.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. eastern time on Sunday, November 9, 2003 by dialing
(800) 475-6701; please reference access code "703672." International callers should dial (320) 365-3844 to access the replay.

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate-related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Newcastle Investment Corp. and to be added to our email distribution list, please visit www.newcastleinv.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to our ability to invest our capital and to our earnings. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, continued ability to source new investments which we deem suitable; our ability to invest capital in investments that will generate returns consistent with historical levels; changes in interest rates and/or credit spreads, as well as the success of our hedging strategy in relation to such changes; impairments in the value of the collateral underlying our real estate securities; completion of pending investments; competition within the finance and real estate industries; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


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

                           Newcastle Investment Corp.
                      Consolidated Statement of Operations
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                                                  Three Months Ended        Nine Months Ended
Revenue:                                                                          September 30, 2003        September 30, 2003
                                                                                  ------------------        ------------------
Interest income                                                                           $ 33,909                  $ 89,771
Rental and escalation income                                                                 5,621                    17,639
Gain on settlement of investments                                                            2,928                     9,047
                                                                                        ----------                -----------
  Total revenue                                                                             42,458                   116,457

Expenses:
Interest expense                                                                            20,220                    54,998
Property operating expense                                                                   2,223                     7,380
Loan servicing expense                                                                         665                     1,588
General and administrative expense                                                             673                     2,434
Management fee to affiliate                                                                  1,783                     4,537
Preferred incentive return to affiliate                                                      1,436                     4,392
Depreciation and amortization                                                                  776                     2,262
                                                                                        ----------                -----------
  Total expenses                                                                            27,776                    77,591
                                                                                        ----------                -----------
Income from continuing operations                                                           14,682                    38,866
Income from discontinued operations                                                             24                       360
                                                                                        ----------                -----------
Net income                                                                                  14,706                    39,226
Preferred dividends                                                                         (1,523)                   (3,250)
                                                                                        ----------                -----------
Income available for common stockholders                                                  $ 13,183                  $ 35,976
                                                                                        ==========                ===========
Net income per share of common stock, basic                                                 $ 0.48                    $ 1.45
Net income per share of common stock, diluted                                               $ 0.48                    $ 1.44
Income from continuing operations per share of common stock, basic                          $ 0.48                    $ 1.44
Income from continuing operations per share of common stock, diluted                        $ 0.48                    $ 1.43
Income from discontinued operations per share of common stock, basic                        $ 0.00                    $ 0.01
Income from discontinued operations per share of common stock, diluted                      $ 0.00                    $ 0.01
Weighted average number shares of common stock outstanding, basic                       27,340,057                24,786,517
Weighted average number shares of common stock outstanding, diluted                     27,620,076                24,987,583



                           Newcastle Investment Corp.
                           Consolidated Balance Sheet
                                 (In thousands)

                                                                                    As of
                                                                             September 30, 2003           As of
Assets                                                                           (Unaudited)        December 31, 2002
                                                                                 -----------        -----------------
Real estate securities, available for sale                                       $ 2,117,278           $ 1,069,892
Real estate securities portfolio deposit                                                   -                37,777
Operating real estate, net                                                           126,606               113,652
Real estate held for sale                                                                  -                 3,471
Mortgage loans, net                                                                  427,197               258,198
Other securities, available for sale                                                  33,649                11,209
Cash and cash equivalents                                                             94,099                45,463
Restricted cash                                                                       13,445                10,380
Deferred costs, net                                                                    9,137                 6,489
Receivables and other assets                                                          23,512                16,036
                                                                                 -----------           -----------
  Total assets                                                                   $ 2,844,923           $ 1,572,567
                                                                                 ===========           ===========
Liabilities and Stockholders' Equity
CBO bonds payable                                                                $ 1,792,503             $ 868,497
Other bonds payable                                                                   40,381                37,389
Notes payable                                                                         69,237                62,952
Repurchase agreements                                                                407,740               248,169
Derivative liabilities                                                                53,791                54,095
Dividends payable                                                                     15,061                 9,161
Due to affiliates                                                                      2,046                 1,335
Accrued expenses and other liabilities                                                 8,145                 6,728
                                                                                 -----------           -----------
  Total liabilities                                                                2,388,904             1,288,326
                                                                                 ===========           ===========
Stockholders' Equity
Preferred stock, $0.01 par value, 100,000,000 shares
authorized, 2,500,000 shares of Series B Cumulative
Redeemable Preferred Stock, liquidation preference
$25.00 per share, issued and outstanding at September 30, 2003                        62,500                     -

Common stock, $0.01 par value, 500,000,000 shares
authorized, 28,090,057 and 23,488,517 shares issued and
outstanding at September 30, 2003 and December 31,
2002, respectively                                                                       281                   235
Additional paid-in capital                                                           377,100               290,935
Dividends in excess of earnings                                                      (14,350)              (13,966)
Accumulated other comprehensive income                                                30,488                 7,037
                                                                                 -----------           -----------
  Total stockholders' equity                                                         456,019               284,241
                                                                                 -----------           -----------
   Total liabilities and stockholders' equity                                    $ 2,844,923           $ 1,572,567
                                                                                 ===========           ===========


                           Newcastle Investment Corp.
                    Reconciliation of GAAP Net Income to FFO
                                 (In thousands)
                                   (Unaudited)

                                                                   Three Months Ended        Nine Months Ended
                                                                   September 30, 2003        September 30, 2003
                                                                   -------------------       ------------------
     Net income available for common stockholders                       $ 13,183                  $ 35,976
        Operating real estate depreciation                                   765                     2,225
                                                                        --------                  --------
     Funds from operations ("FFO")                                      $ 13,948                  $ 38,201
                                                                        ========                  ========


   We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.


                          Newcastle Investment Corp.
         Reconciliation of GAAP Book Equity to Invested Common Equity
                                (In thousands)
                                  (Unaudited)

                                                            September 30, 2003
                                                            ------------------
     Book equity                                                 $ 456,019
       Preferred stock                                            (62,500)
       Accumulated depreciation on operating real estate            13,052
       Accumulated other comprehensive income                     (30,488)
                                                                 ---------
     Invested common equity                                      $ 376,083
                                                                 =========